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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON    December 9, 1997
                          REGISTRATION NO. 333-334765

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                   AMENDMENT NO.   3
                                         TO
                                      FORM SB-2
                              REGISTRATION STATEMENT
                                      Under
                            THE SECURITIES ACT OF 1933

                            IXION BIOTECHNOLOGY, INC.
                (Name of Small Business Issuer in Its Charter)

           Delaware                    2834                     59-3174033
       (State or Other           (Primary Standard           (I.R.S. Employer
       Jurisdiction of              Industrial              Identification No.)
      Incorporation or            Classification
        Organization)              Code Number)

                               12085 Research Drive
                              Alachua, Florida 32615
                                   904-418-1428
    (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)

                               Weaver H. Gaines
                              12085 Research Drive
                            Alachua, Florida 32615
                                 904-418-1428
               (Name, Address and Telephone Number of Agent for Service)
                                   ------
                                  Copy to:
                             Bruce Brashear, Esq.
                           920 NW 8th Ave., Suite A
                            Gainesville, FL 32601
                                 352-336-0800
                          Facsimile No. 352-336-0505

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                       CALCULATION OF REGISTRATION FEE

Title of Each     Amount to be    Proposed Max    Proposed Max    Amount of
Class of          Registered      Offering        Aggregate       Registration
Securities to                     Price Per       Offering        Fee
be Registered                     Unit (1)        Price (1)

Units,
    consisting
      of          400,000 Units     $10.00        $4,000,000       $1,212
 (a) One Share
     Voting
     Common
     Stock,
     par value
     $0.01 per
     share
     ("Common
     Stock")      400,000 Shares
(b) .25 Charitable
    Benefit
    Warrant to
    purchase
    shares of
    Voting
    Common Stock
    at $20.00 per
    share         100,000 Warrants

Voting Common
Stock purchasable
pursuant to
Warrants          100,000 Shares    $20.00        $2,000,000      $606

 (1) Estimated solely for purposes of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     The Certificate of Incorporation (the "Certificate") of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of the Company or serves or served any other enterprise at the request of the Company.

     In addition, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; or (iii) a transaction from which the director derived an improper personal benefit.

     The Company intends to purchase and maintain directors' and officers' insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of the Company regardless of whether the Company has the power to indemnify the director against such liability under applicable law.

Item 25.  Other Expenses of Issuance and Distribution.

     SEC registration fee..........................................$  1,818
     Printing expenses.............................................  20,000
     Distribution .................................................  18,000
     Advertising ..................................................  50,000
     Fees and expenses of counsel..................................  30,000
     Fees and expenses of accountants..............................  20,000
     Premium on D & O insurance....................................  25,000
     Transfer agent and registrar fees.............................   4,000
     Warrant agent fees............................................   1,500
     Blue sky fees and expenses....................................  40,000
     Miscellaneous.................................................  11,394
          Total....................................................$221,712


     Except for the SEC registration, all of the foregoing expenses have been estimated. All expenses will be paid by the Company.

Item 26.  Recent Sales of Unregistered Securities.

     Set forth below is information as to securities sold by Ixion within the past three years which were not registered under the Securities Act of 1933 (the "Act"). No underwriters were involved in any of the sales so there were no underwriting discounts or commissions. All outstanding securities are deemed to be restricted securities for the purposes of the Act. All certificates representing such issued and outstanding restricted securities of the Company have been properly legended and the Company has issued "stop transfer" instructions to its transfer agent with respect to such securities, which legends and stop transfer instructions are presently in effect unless such securities have been registered under the Securities Act or have been transferred pursuant to an appropriate exemption from the registration provisions of the Securities Act.

     (a) On September 30, 1994, two directors and senior officers of the Company, who may be deemed promoters, converted an aggregate of
     $18,000 of cash loans made to the Company under the terms of a subordinated convertible note agreement into a total of 900,000 shares of Common Stock, at a price of $0.02 per share, and the
     Company's tax advisor was issued 5,000 shares of Common Stock in exchange for services valued at $100 or $0.02 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement.

     (b) Restricted shares of Common Stock have been issued to Members of the Board of Directors, Members of the Scientific
     Advisory Board, and key employees under the Company's Board
     Retainer Plan as follows:

          On September 30, 1994, 5,000 shares of Common Stock to a director for service as a director valued at $100 or $0.02 per share.

          On May 31, 1995, 10,000 shares of Common Stock (5,000 shares to each of two directors) for services as directors valued at an aggregate of $7,500 or $.75 per share.

          On June 10, 1996, 34,000 shares of Common Stock (5,000 shares to each of two directors, 5,000 shares to each of two members of the Scientific Advisory Board, for services as directors or scientific advisors and 14,000 shares of Common Stock to its Vice President - Research and Development as a hiring bonus for services to be rendered) valued at an aggregate of $92,000 (a portion of which is unearned compensation) or $3.00 per share.

          On September 15, 1996, 10,000 shares of Common Stock (5,000 shares to each of two members of the Scientific Advisory Board) for services as scientific advisors valued at $100,000 (a portion of which is unearned compensation) or $10.00* per share.

          On October 10, 1996, 5,000 shares of Common Stock to a member of the Scientific Advisory Board for services as a scientific advisor valued at $50,000 (a portion of which is unearned compensation) or $10.00* per share.

          On February 11, 1997, 10,000 shares to its Director of
          Research, Oxalate Division, as a hiring bonus for services to be rendered valued at $100,000 (a portion of which is unearned compensation) or $10.00* per share.

          On June 27, 1997, 7,000 shares of Common Stock (1,000 shares to each of two directors, and 1,000 shares to each of five members of the Scientific Advisory Board, for services as directors or scientific advisors) valued at $70,000 (a portion of which is unearned compensation) or $10.00* per share.

          On July 1, 1997, 3,000 shares to its Associate Director of Research, Diabetes Division, as a hiring bonus for services to be rendered (a portion of which is unearned compensation) valued at $30,000 or $10.00* per share.

     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the
     Act as a transaction to a limited number of    sophisticated
     investors which did not involve a public offering, general solicitation, or general advertisement and the exemption provided by Rule 701 promulgated under the Act.

     (c) On October 17, 1994, a director and senior officer of the Company, who may be deemed a promoter, received 650,000 shares of
     Common Stock in exchange for all his interest in certain oxalate technology and his agreement to an exclusive consulting agreement with the Company, valued at the price of $13,000 or $0.02 per share.  The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act
     as a transaction to a limited number of    sophisticated     investors
     which did not involve a public offering, general solicitation, or general advertisement.

     (d) On October 31, 1994, a consultant to the Company canceled $1,000 of deferred consulting fees in exchange for 10,000 shares of
     Common Stock at the price of $0.10 per share.  The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement.


     (e) On November 10, 1994, 10 members of the immediate families of the founders of the Company, as well as a partnership whose general partners include a director and senior officer of the Company and members of his immediate family, purchased a total of 140,000 shares of Common Stock for a price of $14,000 or $0.10 per share. The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 504 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $1,000,000.

     (f)     From March 20, 1995 to May 31, 1995, the Company sold an
     aggregate of 500,000 shares of Common Stock to 26 accredited investors and three unaccredited investors for an aggregate of
     $375,000 or $.75 per share.  The Company issued the above
     securities without registration in reliance upon
     the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 504 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $1,000,000.


     (g)     On September 21, 1995, the Company sold 3,000 shares of
     Common Stock (together with 2,000 warrants to purchase Common
     Stock at an exercise price of $2.00 per share expiring in 2000) to an accredited investor for $5,000 in cash and a note due April
     1997 for $6,000 or a price of $3.00 per share and $1.00 per warrant.  The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as
     a transaction to a limited number of    sophisticated     investors which
     did not involve a public offering, general solicitation, or general advertisement.


     (h) Warrants have been issued to an institution in partial payment of rent for the Company's facilities pursuant to the License
     Agreement between the University of Florida Research Foundation,
     Inc., and the Company as follows:

          On November 11, 1995, the Company issued warrants to purchase 7,608 shares of Common Stock at an exercise price of $2.00 per share expiring in 2000 , valued at $1.00 per warrant.

          In August, October, and November, 1996, the Company issued warrants to purchase an aggregate of 8,022 shares of Common Stock at an exercise price of $2.00 per share expiring in 2000, valued at $1.35 per warrant.

     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as transactions to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement.



     (i) On June 30, 1996, two directors and senior officers of the Company, who may be deemed promoters, converted an aggregate of

     $16,158 of cash loans made to the Company under the terms of a subordinated convertible note agreement into a total of 21,544 shares of Common Stock, at a price of $.75 per share.  The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement.


     (j)     In October and November, 1996, the Company issued an
     aggregate of $787,270 of Convertible Unsecured Notes due 2001 to
     35 accredited and one unaccredited investors.  The Notes are convertible at any time prior to maturity into a maximum of
     323,557 shares of Common Stock at conversion prices ranging from
     $4.20 to $2.10.  The conversion prices are based on the length of time the investor holds the Notes prior to conversion.
     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement and in reliance upon the exemption provided by Rule 505 of Regulation D of the Act as a sale of securities which, together with all sales within 12 months, aggregated less than $5,000,000 and were made to fewer than 35 investors.


     (k) On February 11, 1997, the Company issued 1,000 shares of Common Stock to two inventors in exchange for an exclusive license of a patent entitled "Method for the Selective Control of Weeds, Pests and Microbes," valued at $7,500 or $7.50 per share.  The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement.


     (l) Warrants have been issued to Brandywine Consultants, Inc., pursuant to the Consulting Agreement between the Company and Brandywine Consultants, Inc., dated December 12, 1996, for certain milestones as follows:

          On June 23, 1997, 3,000 warrants at an exercise price of $5.00 per share of Common Stock, expiring June 2002.

          On October 24, 1997, 3,000 warrants at an exercise price of $5.00 per share of Common Stock, expiring October 2002.

     The Company issued the above securities without registration in reliance upon the exemption provided by Section 4(2) of the Act as a transaction to
     a limited number of    sophisticated     investors which did not involve a
     public offering, general solicitation, or general advertisement.



     *  Based upon an assumed offering price of $10.00 per share.

Item 27.  Exhibits


  Exhibit
   Number                        Description

  *3.1     Certificate of Incorporation of Registrant
  *3.2     Certificate of Amendment to Certificate of Incorporation of
           Registrant
  *3.3     Certificate of Amendment to Certificate of Incorporation of
           Registrant
  *3.4     Bylaws of Registrant, as amended and restated

 **4.1    Form of Registrant's Common Stock Certificate
 **4.2    Form of Registrant's Charitable Benefit Warrant Certificate
 **4.3    Charitable Benefit Warrant Agreement
  *4.4     Warrant Agreement with Jeffrey W. Seel, dated November 7, 1995
  *4.5 Warrant Agreement with the University of Florida Research Foundation, Inc., dated November 7, 1995
  *4.6 Warrant Agreement with the University of Florida Research Foundation, Inc., dated August 1, 1996
  *4.7 Warrant Agreement with the University of Florida Research Foundation, Inc., dated October 1, 1996
  *4.8 Warrant Agreement with the University of Florida Research Foundation, Inc., dated November 7, 1996
 **4.9    Warrant Agreement with Brandywine Consultants, Inc., dated June 23,
          1997
 **4.10 Warrant Agreement with Brandywine Consultants, Inc., dated October 24, 1997

***5.1      Opinion of Bruce Brashear, Esq. regarding legality
 **5.2    Opinion of Thacher Proffitt & Wood regarding certain tax matters

  *10.1    Chattel Mortgage Agreement with Carl Therapeutic, Inc., dated as of
          January 1, 1996
  *10.2    Consulting Agreement with Brandywine Consultants, Inc., dated
          December 12, 1996
  *10.3    Consulting Agreement with Ammon B. Peck, dated February 21, 1997
  *10.4    Consulting Agreement with David C. Peck, dated July 1, 1996
  *10.5    Convertible Promissory Note with Weaver H. Gaines, dated March 31,
          1993
  *10.6    Convertible Promissory Note with David C. Peck, dated October 15,
          1993
  *10.7    Demand Promissory Note, Bridge Loan with Weaver H. Gaines, dated
          April 15, 1996
  *10.8    Demand Promissory Note, Bridge Loan with David C. Peck, dated April
          15, 1996
  *10.9    Deferred Compensation Plan Agreement with Weaver H. Gaines, dated
          January 1, 1994
  *10.10   Deferred Compensation Plan Agreement with Ammon B. Peck, dated June
          1, 1994
  *10.11   Deferred Compensation Plan Agreement with David C. Peck, dated
          April 1, 1994
  *10.12   Agreement to Purchase Shares, dated as of October 10, 1994
  *10.13   Note Purchase Agreement, dated as of September 13, 1996
  *10.14   Incubator License Agreement with the University of Florida Research
          Foundation, Inc., dated June 26, 1995
  *10.15   Amendment No. 1, dated July 31, 1996 to Incubator License Agreement with the University of Florida Research Foundation, Inc.
  *10.16   Amendment No. 2, dated October 1, 1996 to Incubator License
          Agreement with the University of Florida Research Foundation, Inc.
  *10.17   Amendment No. 3, dated November 7, 1996 to Incubator License
          Agreement with the University of Florida Research Foundation, Inc.
  *10.18   Amendment No. 4, dated January 21, 1997 to Incubator License
          Agreement with the University of Florida Research Foundation, Inc.
  *10.19   Patent License Agreement with Randy S. Fischer and Roy A. Jensen for U.S. Patent No. 5,187,071, "Method for the Selective Control of Weeds, Pests, and Microbes," dated February 11, 1997
   10.20 Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated January 11, 1995 (1)
   10.21 Amendment No. 1 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated December 20, 1995
   10.22 Amendment No. 2 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Oxalobacter formigenes, dated October 9, 1996 (1)
   10.23 Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Pancreatic Stem Cells, dated February 17, 1995 (1)
   10.24 Amendment No. 1 to Patent License Agreement with Research Component with the University of Florida Research Foundation, Inc. relating to Pancreatic Stem Cells, dated October 9, 1996 (1)
   10.25    Patent License Agreement with Milton J. Allison, dated June 23,
          1997. (1)
   10.26 Sponsored Research Agreement with Genetics Institute, Inc., dated June 5, 1996 (1)
  *10.27   Employment Agreement with Weaver H. Gaines, dated August 31, 1994
  *10.28   Employment Agreement with David C. Peck, dated August 31, 1994
  *10.29   1994 Stock Option Plan, as amended
 **10.30  1994 Board Retainer Plan, as amended
  *10.31   Consulting Agreement with Ammon Peck, dated October 6, 1994
  *10.32   Amendment No. 5 to Incubator License Agreement

  *11.1    Statement regarding computation of earnings per share (included as
          Note 3 in Prospectus)

***24.1     Consent of Independent Accountants.
***24.2     Consent of Bruce Brashear, Esq. (included in Exhibit 5.1).
**24.3   Consent of Thacher Proffitt & Wood (included in Exhibit 5.2).

  *25.     Power of Attorney (included with the signature page to the registration statement)

***27.      Financial Data Schedule



(1) Confidential information has been omitted from these document and filed separately with the Commission pursuant to a request for Confidential Treatment.

*  Previously filed with Form SB-2 on August 29, 1997.
** Previously filed with Amendment 1 to Form SB-2 on November 7, 1997. *** Previously filed with Amendment 2 to Form SB-2 on December 2, 1997.

Item 28.     Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective, and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) (To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


                                    SIGNATURES

     SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the
city of Alachua, state of Florida, on the    Ninth     day of  December, 1997.

IXION BIOTECHNOLOGY, INC.




  By:   /S/
     Weaver H. Gaines,
     Chairman of the Board and Chief
     Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the
capacities on    December 9,    , 1997.


SIGNATURE                       TITLE


                                Chairman of the Board, Chief Executive Officer,
 Weaver H. Gaines               and Director


    *
                    * President, Chief Financial Officer and Director David C. Peck


    /S/
                                Controller
Kimberly A. Ramsey

    *
                    *           Director
 David M. Margulies

    *
                     *          Director

 Vincent P. Mihalik

    /S/
*                               (attorney in fact)
 Weaver H. Gaines,